----------------                              U.S. SECURITIES AND EXCHANGE
COMMISSION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C.
20549                           |       OMB APPROVAL       |
----------------
                           |--------------------------|
                                           STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[X] Check this box if
                           |Expires:  December 31,2001|
    no longer Subject        Filed pursuant to Section 16(a) of the
Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding
Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment
Company Act 1940               ----------------------------


------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or
Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |
             |  Issuer (Check all Applicable)         |
|Santoro            Harry           J.   |   Gavella Corp.
             |                                        |
|                                        |
             | X  Director           X 10% Owner      |


|----------------------------------------|------------------------------------------------|---
                  ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No.
|4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year
             |---(give title below) ---(Specify below)|
|  215 West Main Street                  |  (Voluntary)          |
             |                                        |
|                                        |                       |    June
2001           |                                        |
|                                        |                       |
             |     President, Treasurer               |
|----------------------------------------|
|------------------------|----------------------------------------|
|      (Street)                          |                       |5.If
Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original
(Month/Year) |   (Check Applicable Line)              |
|                                        |                       |
             |                                        |
| Maple Shade            NJ    08052     |                       |
             | X  Form filed by One Reporting Person  |
|                                        |                       |
             |---                                     |
|                                        |                       |
             |    Form filed by More than One         |
|                                        |                       |
             |--- Reporting Person                    |


|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)
                                                      |
|                                              TABLE I - Non-Derivative
Securities Acquired, Disposed of or Beneficially Owned     |


|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired
(A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)
          |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)
          |  Beneficially   |Form|  Ownership         |
|                               |
|---------|-------------------------------|  Owned at End of|(D) |  (Instr.
4)        |
|                               |            |    |    |                |(A)
|         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D)
|  Price  |  (Instr. 3 & 4) |(I) |                    |


|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |
|         |                 |    |                    |
|Common Stock                   | 06/28/2001 | P  |    |   150,000      | A
| $.25/sh | 541,164         | D  |                    |
|                               |            |    |    |                |
|         |                 |    |                    |


|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |    |    |                |
|         |                 |    | owned by spouse    |
|                               |            |    |    |                |
|         |   75,000        | I  | of reporting person|


|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |
|         |                 |    |                    |
|                               |            |    |    |                |
|         |                 |    |                    |


|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |
|         |                 |    |                    |
|                               |            |    |    |                |
|         |                 |    |                    |


|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |
|         |                 |    |                    |
|                               |            |    |    |                |
|         |                 |    |                    |


|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |
|         |                 |    |                    |
|                               |            |    |    |                |
|         |                 |    |                    |


------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly
or indirectly.                         SEC 1474 (3-00)
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number

                                         PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired,
Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options,
convertible security)


------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date
|7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of
Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |
Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |
(Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |
                |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|
                |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |
                |          |Owned at  |Dir.|          |
|          |         |     |         |
|-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |
     |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |
Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |
     |Shares    |          |          |(I) |          |


|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |


|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |


|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |


|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |


|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |


|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |
     |          |          |          |    |          |


------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:







**Intentional misstatements or omissions of facts constitute Federal
             /s/Harry J. Santoro            07/02/2001
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
------------------------------------------  ----------

     **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                                           PAGE 2 of 2

